Exhibit 4.5

Ascentage Pharma Group International

(incorporation in the Cayman Islands with limited liability)

POST IPO SHARE OPTION SCHEME

(Adopted on September 28, 2019 and amended on May 19, 2025)

-i-

Ascentage Pharma Group International

(Incorporated in the Cayman Islands with limited liability)

POST IPO SHARE OPTION SCHEME

1.	DEFINITIONS

1.1	In this Scheme, except where the context otherwise requires, the following words and expressions have the following meanings:–

“Acceptance Date” means the date upon which an Offer must be accepted by the relevant Eligible Participant, being a date not later than 28 days after the Offer Date;

“Adoption Date” means September 28, 2019, the date on which this Scheme is conditionally adopted by an ordinary resolution of the Shareholders, and not being the Amendment Date for the avoidance of doubt;

“Amendment Date” means May 19, 2025, being the date on which the amended and restated Scheme is adopted and approved by the shareholders of the Company;

“approved independent financial adviser” means such independent financial adviser as approved by the Board;

“Articles” means the articles of association of the Company as amended from time to time;

“associate(s)” shall have the meaning ascribed to it in the Listing Rules;

“Auditors” means the auditors for the time being of the Company;

“Board” means the board of Directors from time to time or a duly authorised committee thereof;

“Business Day” means a day on which the Stock Exchange is open for the business of dealing in securities;

“Cancelled Shares” means those Shares which were the subject of options which had been granted and accepted under this Scheme or any of the other schemes but subsequently cancelled. For the avoidance of doubt, “Cancelled Shares” shall exclude “Lapsed Shares”;

“Company” means Ascentage Pharma Group International, a company incorporated in the Cayman Islands with limited liability on November 17, 2017;

“Companies Law” means the Companies Law (as revised) of the Cayman Islands, as amended, supplemented or otherwise modified from time to time;

“close associate(s)” shall have the meaning ascribed to it in the Listing Rules;

“connected person(s)” has the meaning ascribed to it in the Listing Rules;

“core connected person(s)” shall have the meaning ascribed to it in the Listing Rules;

“Director” means any director of the Company from time to time;

“Eligible Participant” means (a) any executive director of, manager of, or other employee holding an executive, managerial, supervisory or similar position in any member of the Group, any full-time or part-time employee, or a person for the time being seconded to work full-time or part-time for any member of the Group; (b) a director or proposed director (including an independent non-executive director) of any member of the Group ((a) and (b) collectively, the “Employee Participant”); and (c) a Service Provider;

“Exercise Date” means the date of the notice given by the Grantee in respect of the exercise of the Option in accordance with paragraph 7.1;

“Exercise Price” means the price per Share, determined by the Board, at which a Grantee may subscribe for Shares on the exercise of an Option in accordance with paragraph 6;

“Expiry Date” means, in respect of an Option, the date of the expiry of the Option as may be determined by the Board which shall not be later than the last day of the Option Period in respect of such Option;

“Global Offering” means offering of a total of 12,180,900 Shares (subject to reallocation and Over-allotment Option (as defined in the Prospectus)) for subscription, details of which are described in the section headed “Structure and Conditions of the Global Offering” in the Prospectus;

“Grantee” means any Eligible Participant who accepts an Offer in accordance with the rules of this Scheme;

“Group” means the Company and its Subsidiaries;

“HK$” means Hong Kong dollars, the lawful currency of Hong Kong;

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;

“Lapsed Shares” means those Shares which were the subject of options which had been granted and accepted under this Scheme or any of the other schemes but subsequently lapsed. For the avoidance of doubt, “Lapsed Shares” shall exclude “Cancelled Shares”;

“Listing Date” means the date on which the Shares commence listing on the Main Board of the Stock Exchange;

“Listing Rules” means the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited, as amended from time to time;

“Offer” means an offer of the grant of an Option or Options made in accordance with the Scheme;

“Offer Date” means in respect of an Option, the date on which such Option is offered in writing to an Eligible Participant which must be a Business Day;

“Option” means a right granted by the Company under the Scheme, which right permits (but does not obligate) a Grantee to subscribe for Shares in accordance with the terms of this Scheme;

“Option Period” means in respect of an Option, the period to be notified by the Board to each Grantee within which the Option may be exercisable provided that such period of time shall not exceed a period of ten years commencing on the Offer Date;

“other schemes” means other than this Scheme, all the schemes involving the grant by the Company of options or awards over Shares or other securities of the Company to, or for the benefit of, specified participants of such schemes or any arrangement involving the grant of options or awards to participants over Shares or other securities of the Company which, in the opinion of the Stock Exchange, is analogous to a share scheme as described in Chapter 17 of the Listing Rules;

“Personal Representative(s)” means a person or persons who, in accordance with the laws of succession applicable in respect of the death of such Grantee is or are entitled to exercise the Option accepted by such Grantee (to the extent not already exercised) in consequence of the death of such Grantee;

“Prospectus” means the prospectus of the Company in respect of the Global Offering;

“Remuneration Committee” means the remuneration committee of the Company established pursuant to the Listing Rules;

“Scheme” means the share option scheme, the rules of which are set out in this document in its present or any amended form;

“Scheme Mandate Limit” has the meaning ascribed to it in paragraph 9;

“Scheme Limit” has the meaning ascribed to it in paragraph 9;

“Scheme Period” means a period commencing on the Listing Date and ending on the tenth anniversary of the Listing Date (both dates inclusive);

“Service Provider(s)” means any person who provides services to the Group on a continuing or recurring basis in its ordinary and usual course of business which are in the interests of the long term growth of the Group, including: (a) supplier of goods or services to any member of the Group; and (b) a person or entity that provides design, research, development or other support or any advisory, consultancy, professional or other services to any member of the Group, provided that any placing agents or financial advisers providing advisory services to the Group for fundraising, mergers or acquisitions and professional services providers such as auditors or valuers who provide assurance or are required to perform their services with impartiality and objectivity should not be Service Providers for the purpose of the Scheme;

“Service Provider Sublimit” has the meaning scribed to it in paragraph 9;

“Shares” means ordinary shares of US$0.0001 each in the capital of the Company or, if there has been a capitalisation issue, rights issue, sub-division or consolidation of shares or reduction of capital in the share capital of the Company, shares forming part of the ordinary equity share capital of the Company of such other nominal amount as shall result from any such capitalisation issue, rights issue, sub-division or consolidation of shares or reduction of capital in the share capital of the Company;

“Shareholders” means the shareholders of the Company from time to time;

“Special Resolution” means a resolution passed at a meeting of the Grantees (being only those Grantees holding Options, all or any part of which is unexercised as at the time of the meeting at which the resolution is proposed) duly convened and held and carried by a majority consisting of not less than three-fourths of the votes cast upon a show of hands or if a poll is duly demanded, by a majority consisting of not less than three-fourths of the votes cast on a poll;

“Stock Exchange” means The Stock Exchange of Hong Kong Limited or (if applicable) such other stock exchange on which the issued share capital of the Company is primarily listed;

“Subsidiary” means an entity, including but not limited to such associate(s) as set forth in the accountants’ report of the Company from time to time, which is a subsidiary for the time being of the Company within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Chapter 32 of the Laws of Hong Kong) and “Subsidiaries” shall be construed accordingly;

“substantial shareholder” has the meaning ascribed to it in the Listing Rules;

“treasury Shares” has the meaning ascribed to it in the Listing Rules; and

“Vesting Period” means in respect of any particular Option, the period between the Offer Date and the day on which such Option vests and becomes exercisable, both days inclusive, and such period shall not be less than 12 months or such other period as the Listing Rules may prescribe or permit except otherwise permitted under this Scheme and/or the Listing Rules in respect of any particular Option granted to an Employee Participant.

1.2	In this Scheme, unless the context otherwise requires:

(a)	paragraph headings are inserted for convenience of reference only and shall not affect the interpretation of this Scheme;

(b)	references to paragraphs are to paragraphs of this Scheme;

(c)	the singular includes the plural and vice versa;

(d)	references to one gender shall include both genders and the neuter;

(e)	any reference to any statute or statutory provision shall include any statute or statutory provision which amends or replaces, or has amended or replaced it, and shall include any subordinate legislation made under the relevant statute; and

(f)	a reference to a “person” shall be construed so as to include any individual, firm, business, company, body corporate or unincorporated or other juridical person, government, federation, state or agency thereof or any joint venture, association, partnership or trust (whether or not having separate legal personality).

2.	CONDITIONS

2.1	This Scheme shall take effect subject to and is conditional upon:

(a)	the passing of the necessary resolutions by the Shareholders to approve and adopt the rules of this Scheme and to authorise the Board to grant Options under this Scheme and to allot and issue Shares pursuant to exercise of any Options;

(b)	the Listing Committee of the Stock Exchange granting the listing of, and permission to deal in, the Shares falling to be issued pursuant to the exercise of Options under this Scheme;

(c)	the obligations of the Underwriters (as defined in the Prospectus) under the Underwriting Agreements (as defined in the Prospectus) becoming unconditional and not being terminated in accordance with its terms or otherwise; and

(d)	the listing of the Shares on the Stock Exchange.

Since the Amendment Date, the previous share option scheme adopted on September 28, 2019 shall be replaced in its entirety with this Scheme, provided that the options granted before the Amendment Date shall continue to be effective and exercisable in accordance with the terms and conditions thereunder.

3.	PURPOSE, DURATION AND CONTROL OF SCHEME

3.1	The purpose of this Scheme is to enable the Company to grant Options to Eligible Participants as incentives or rewards for their contribution or potential contribution to the Group and to provide the Eligible Participants an opportunity to have a personal stake in the Company with the view to achieving the following objectives:

(a)	motivate the Eligible Participants to optimise their performance efficiency for the benefit of the Group;

(b)	attract and retain or otherwise maintain on-going business relationship with the Eligible Participants whose contributions are or will be beneficial to the long-term growth of the Group; and/or

(c)	for such purposes as the Board may approve from time to time.

3.2	The Board may, at its absolute discretion, invite the Eligible Participant to take up Options to subscribe for Shares. The basis of eligibility of any Eligible Participant to the grant of any Options shall be determined by the Board (or as the case may be, where required under the Listing Rules, the independent non-executive directors) from time to time on the basis of the Eligible Participant’s contribution or potential contribution to the development and growth of the Group.

Eligible Participants under the Scheme include (i) any executive director of, manager of, or other employee holding an executive, managerial, supervisory or similar position in any member of the Group, any full-time or part-time employee, or a person for the time being seconded to work full-time or part-time for any member of the Group; (ii) a director or proposed director (including an independent non-executive director) of any member of the Group; ((i) and (ii) collectively, the “Employee Participant”); or (iii) a Service Provider. The basis of eligibility of any Eligible Participant to the grant of any Options shall be determined by the Board (or as the case may be, where required under the Listing Rules, the independent non-executive directors) from time to time on the basis of the Eligible Participant’s contribution or potential contribution to the development and growth of the Group.

In determining eligibility of existing or incoming employees, directors (whether executive or non-executive) or officers of the Company or any member of the Group, the Board may take into account factors including, among others, (i) his/her skill, knowledge, experience, expertise and other relevant personal qualities, (ii) educational and professional qualifications, and knowledge in the industry, (iii) performance, length of employment with the Group, nature of duties and position within the Group, (iv) his/her adherence to the Group’s culture and values, or (v) the contribution and potential contribution to the development of the Group.

Service Providers include any consultant who are experts in research and development, clinical trials and academia who provides consultancy services and/or other professional services to any member of the Group in connection with drug development and clinical trials in the ordinary and usual course of business of the Group which is in the interests of the long term growth of the Group, provided that any placing agents or financial advisers providing advisory services to the Group for fundraising, mergers or acquisitions and professional services providers such as auditors or valuers who provide assurance or are required to perform their services with impartiality and objectivity should not be Service Providers.

In determining the eligibility for such consultant to be a participant of the Scheme, the Board shall, in its absolute discretion, take into account, among others, (i) the skill, knowledge and expertise of the relevant consultant including his or her capability and technical know-how; (ii) his or her experience and network in the pharmaceutical industry and the academia; (iii) his or her research and development capability as well as his or her capability and know-how as to the conduct of clinical trials; (iv) the frequency of collaboration and length of business relationship with the Group; (v) the materiality and nature of the business relationship with the Group (such as whether they relate to the core business of the Group and whether such business dealings could be readily replaced by third parties and the relevant replacement costs); (vi) the background, reputation and track record of the relevant consultant; (vii) the potential and/or actual contribution to the business affairs of the Group, and in particular, whether such consultant could bring positive impacts to the Group’s business, such as drug development and/or commercialization, an increase in revenue or profits or a reduction in costs attributable to or brought by services provided by such consultant; and (viii) other factors, including but not limited to the synergy between the relevant consultant and the Group.

3.3	Subject to paragraph 14 and fulfilment of the conditions in paragraph 2.1, this Scheme shall be valid and effective for the Scheme Period after which no further Options shall be offered but the provisions of this Scheme shall in all other respects remain in full force and effect to the extent necessary to give effect to the exercise of any Options granted prior thereto or otherwise as may be required in accordance with the provisions of this Scheme and Options granted prior thereto but not yet exercised shall continue to be valid and exercisable in accordance with this Scheme.

3.4	This Scheme shall be subject to the administration of the Board whose decision as to all matters arising in relation to this Scheme or its interpretation or effect (save as otherwise provided herein) shall be final and binding on all parties.

4.	OPTIONS

4.1	The Board shall, subject to and in accordance with the provisions of this Scheme and the Listing Rules, be entitled to but shall not be bound, at any time on any Business Day during the Scheme Period, make an Offer to any Eligible Participant whom the Board may in its absolute discretion select and subject to such conditions (including, without limitation, any minimum period for which an Option must be held before it can be exercised and/or any performance targets which must be achieved before an Option can be exercised) as it may think fit, provided that the maximum number of Shares in respect of which Options may be granted under this Scheme to any Eligible Participant shall not result in the Shares issued and to be issued in respect of all options granted to such Eligible Participant (excluding any options lapsed in accordance with the terms of the respective schemes) in the 12-month period up to and including the Offer Date representing in aggregate over 1% of the total Shares in issue (excluding treasury shares).

4.2	If the Board determines to make an Offer to an Eligible Participant which exceed the limit set out in paragraph 4.1:

(a)	that grant shall be subject to (i) the issue of a circular by the Company to the Shareholders which shall comply with, and containing the information specified in, Rules 17.03D(2) and 17.06 of the Listing Rules and or such other requirements as prescribed under the Listing Rules from time to time; and (ii) the separate approval of the Shareholders, in the manner prescribed by the relevant provisions of the Listing Rules, in general meeting at which that Eligible Participant and his close associates (or his associates if the Eligible Participant is a connected person) shall abstain from voting;

(b)	unless provided otherwise in the Listing Rules, the date of the Board meeting at which the Board resolves to grant the proposed Options to that Eligible Participant shall be taken as the Offer Date for the purpose of calculating the Exercise Price; and

(c)	the number and terms (including the Exercise Price) of such Options are fixed before the general meeting of the Company at which the same are approved.

4.3	If the Board determines to make an Offer to an Eligible Participant in accordance with paragraph 4.1, the Board shall forward to the relevant Eligible Participant an offer document in such form as the Board may from time to time determine which states (or, alternatively, documents accompanying the offer document which state), among others:–

(a)	the Eligible Participant’s name, address and occupation/position;

(b)	the Offer Date;

(c)	the Acceptance Date;

(d)	the date of commencement of the Option Period;

(e)	the number of Shares in respect of which the Option is offered;

(f)	the Exercise Price and the manner of payment of the Exercise Price for the Shares on and in consequence of the exercise of the Option;

(g)	the Expiry Date in relation to that Option;

(h)	the method of acceptance of the Option which shall, unless the Board otherwise determines, be as set out in paragraph 4.4; and

(i)	such other terms, conditions, restrictions or limitations including (without prejudice to the generality of the foregoing) qualifying and/or continuing criteria, conditions, restrictions or limitations relating to the achievement of performance, operating or financial targets, the satisfactory performance or maintenance of certain conditions or obligations or the time or period before the Option can be exercised or any of the Shares shall be vested provided that such terms or conditions shall not be inconsistent with this Scheme. For the avoidance of doubt, subject to such terms and conditions as the Board may determine as aforesaid (including such terms and conditions in relation to their vesting, exercise or otherwise) there is no minimum period for which an Option must be held before it can be exercised and no performance target which need to be achieved by the Grantee before the Option can be exercised.

4.4	An Option shall be deemed to have been granted and accepted by the Grantee and to have taken effect when the duplicate offer document constituting acceptance of the Option duly signed by the Grantee, together with a remittance in favour of the Company of HK$1.00 by way of consideration for the grant thereof is received by the Company on or before the relevant Acceptance Date. Such remittance shall in no circumstances be refundable and shall be deemed as part payment of the Exercise Price.

4.5	Any Offer may be accepted in respect of less than the number of Shares for which it is offered provided that it must be accepted in respect of a board lot for dealing in Shares on the Stock Exchange or an integral multiple thereof and such number is clearly stated in the duplicate offer document constituting acceptance of the Option in the manner as set out in paragraph 4.4. To the extent that the Offer is not accepted by the Acceptance Date, it shall be deemed to have been irrevocably declined.

4.6	The Options shall not be listed or dealt in on the Stock Exchange.

4.7	An Option and an Offer shall be personal to the Grantee and shall not be transferable or assignable and no Grantee shall in any way sell, transfer, charge, mortgage, encumber or create any interest (legal or beneficial) in favour of any third party over or in relation to any Option held by him or any Offer made to him or attempt to do so (save that the Grantee may nominate a nominee in whose name the Shares issued pursuant to this Scheme may be registered). Any breach of the foregoing shall entitle the Company to cancel any outstanding Options or any part thereof granted to such Grantee.

4.8	No offer of grant of Option shall be made after inside information has come to the knowledge of the Company until (and including) the trading day after such inside information has been published in accordance with the Listing Rules. In particular, no option may be granted during the period commencing 30 days immediately preceding the earlier of:

(a)	the date of the Board meeting (as such date is first notified to the Stock Exchange in accordance with the Listing Rules) for the approval of the Company’s results for any year, half-year, quarterly or any other interim period (whether or not required under the Listing Rules); and

(b)	the deadline for the Company to announce its results for any year or half-year under the Listing Rules, or quarterly or any other interim period (whether or not required under the Listing Rules), and ending on the date of the results announcement. The period during which no Option may be granted will cover any period of delay in the publication of a results announcement.

No grant of Option to a Director shall be allowed during the period prohibited by the Model Code for Securities Transactions by Directors of Listed Issuers of the Listing Rules. If any Option is proposed to be granted to a Director, it shall not be granted, accepted or vested on any day on which the financial results of the Company are published and during the period of: (i) 60 days immediately preceding the publication date of the annual results or, if shorter, the period from the end of the relevant financial year up to the publication date of the results; and (ii) 30 days immediately preceding the publication date of the quarterly results (if any) and half-year results or, if shorter, the period from the end of the relevant quarterly or half-year period up to the publication date of the results.

5.	OPTIONS TO CONNECTED PERSONS

5.1	Subject to paragraphs 4.2, 5.2, 9.2 and 9.3, if the Board determines to make an Offer to a Director, chief executive or substantial shareholder of the Company or any of their respective associates, such grant shall be subject to the approval by the independent non-executive Directors (and in the event that the Board makes an Offer to an independent non-executive Director, the vote of such independent non-executive Director shall not be counted for the purposes of approving such grant). Each grant of Options to a Director, the chief executive or a senior management of the Company or any of their respective associates (as defined in the Listing Rules) under this Scheme or any other share schemes of the Company or any of its subsidiaries shall be subject to the approval of the Remuneration Committee.

5.2	If the Board determines to make an Offer to a substantial shareholder or an independent non-executive Director (or any of their respective associates) and that grant would result in the Shares issued and to be issued upon exercise of all options and awards already granted and to be granted (including options and awards exercised, cancelled and outstanding but excluding any options and awards lapsed in accordance with the terms of their respective schemes) to such person under this Scheme and the other schemes in the 12-month period up to and including the Offer Date, representing in aggregate over 0.1 per cent, or such other percentage as may be from time to time provided under the Listing Rules, of the Shares in issue (excluding treasury Shares) on the Offer Date; and, such grant shall be subject to, in addition to the approval of the independent non-executive Directors as referred to under paragraph 5.1, the issue of a circular by the Company to the Shareholders and the approval of the Shareholders in general meeting by way of a poll convened and held in accordance with the Articles at which the Grantee, his associates and all core connected persons of the Company shall abstain from voting in favour of the resolution concerning the grant of such Options at the general meeting, and/or such other requirements prescribed under the Listing Rules from time to time. Unless provided otherwise in the Listing Rules, the date of the Board meeting at which the Board proposes to grant the proposed Options to that Eligible Participant shall be taken as the Offer Date for the purpose of calculating the Exercise Price. If grant of Options involves Director(s), the relevant Director(s) should abstain from voting at the Board meeting or the Remuneration Committee meeting.

5.3	The circular to be issued by the Company to the Shareholders pursuant to paragraph 5.2 shall contain the following information:

(a)	the details of the number and terms (including the Exercise Price) of the Options to be granted to each Eligible Participant which must be fixed before the Shareholders’ meeting and the Offer Date (which shall be the date of the Board meeting at which the Board proposes to grant the proposed Options to that Eligible Participant);

(b)	the views of the independent non-executive Directors (excluding any independent non-executive Director who is the relevant Grantee) as to whether the terms of the grant are fair and reasonable and whether such grant is in the interests of the issuer and its shareholders as a whole, and their recommendation to the independent Shareholders as to voting;

(c)	the information required under Rules 17.02(2)(c) of the Listing Rules; and

(d)	the information required under Rule 2.17 of the Listing Rules.

5.4	The requirements in this paragraph 5 do not apply where the Eligible Participant is only a proposed director or chief executive of the Company.

6.	EXERCISE PRICE

The Exercise Price in relation to each Option offered to an Eligible Participant shall, subject to the adjustments referred to in paragraph 10, be determined by the Board in its absolute discretion but in any event shall not be less than the highest of:

(a)	the closing price of the Shares as stated in the daily quotation sheets of the Stock Exchange on the Offer Date; and

(b)	the average of the closing price of the Shares as stated in the daily quotation sheets of the Stock Exchange for the five Business Days immediately preceding the Offer Date.

Without prejudice to the generality of the foregoing, the Board (or any duly authorized committee or person by the Board) may grant Options in respect of which the Exercise Price is fixed at different prices for different periods during the Option Period provided that the Exercise Price for Shares for each of the different period shall not be less than the Exercise Price determined in the manner set out in this paragraph 6.

7.	EXERCISE OF OPTIONS

7.1	Subject to paragraph 7.3, an Option shall be exercised in whole or in part and, other than where it is exercised to the full extent outstanding, shall be exercised in integral multiples of such number of Shares as shall represent one board lot for dealing in Shares on the Stock Exchange for the time being, by the Grantee by giving notice in writing to the Company stating that the Option is thereby exercised and the number of Shares in respect of which it is exercised. Each such notice must be accompanied by a remittance for the full amount of the Exercise Price for the Shares in respect of which the notice is given. Within 30 days after receipt of the notice and the remittance of the Exercise Price and, where appropriate, receipt of the certificate by the Auditors or the approved independent financial adviser as the case may be pursuant to paragraph 10, the Company shall allot and issue the relevant number of Shares to the Grantee (or, as the case may be, his or her Personal Representative(s)) credited as fully paid and issue to the Grantee (or, as the case may be, his or her Personal Representative(s)) certificates in respect of the Shares so allotted.

7.2	The exercise of any Option may be subject to a vesting schedule to be determined by the Board in its absolute discretion which shall be specified in the offer letter. The exercise of any Option shall be subject to the Shareholders in general meeting approving any necessary increase in the authorised share capital of the Company.

7.3	Subject as hereinafter provided and to the extent as allowed by the relevant laws and regulations, as determinate otherwise by the Board, an Option may be exercised by a Grantee at any time or times during the Option Period provided that:–

(a)	in the event that the Employee Participant dies before exercising the Option in full, his/her legal personal representative(s) may exercise the Option up to the Employee Participant’s entitlement (to the extent which has become exercisable and not already exercised) within the period of 12 months following his/her death provided that where any of the events set out in paragraph 7.3(d), (e) and (f) occurs prior to his/her death or within such 12-month period following his/her death, then his/her legal personal representative(s) may so exercise the Option within such of the various periods respectively set out in such paragraphs instead of the period referred to in this paragraph 7.3(a) and provided further that if within a period of 3 years prior to the Employee Participant’s death, the Employee Participant had committed any of the acts as specified in paragraph 8.1(d) which would have entitled the Company to terminate his/her employment prior to his/her death, the Board may at any time forthwith terminate the Option of the Employee Participant (to the extent not already lapsed or exercised) by written notice to his/her legal personal representatives and the Option (to the extent not already exercised) shall lapse on the date of the relevant Board resolution;

(b)	in the event that the Grantee is an employee of the Group when an Offer is made to him/her and he/she subsequently ceases to be an employee of the Group for any reason other than (i) his/her death or (ii) the termination of his/her employment on one or more of the grounds specified in paragraph 8.1(d), the Option (to the extent not already lapsed or exercised) shall lapse on the expiry of 3 months after the date of cessation of such employment (which date will be the last actual working day on which the Grantee was physically at work with the Company or the relevant member of the Group whether salary is paid in lieu of notice or not);

(c)	in the event that the Grantee is an employee of the Group when an Offer is made to him/her and he/she subsequently ceases to be an employee by reason of a termination of his/her employment on one or more of the grounds specified in paragraph 8.1(d) and the Grantee has exercised the Option in whole or in part pursuant to paragraph 7.2, but Shares have not been allotted to him/her, the Grantee shall, unless the Board determines otherwise, be deemed not to have so exercised such Option and the Company shall return to the Grantee the amount of the Exercise Price for the Shares in respect of the purported exercise of such Option;

(d)	in the event of a general offer (whether by way of takeover offer or scheme of arrangement or otherwise in like manner) being made to all the Shareholders (or all such holders other than the offeror and/or any persons controlled by the offeror and/or any person acting in association or concert with the offeror) the Company shall use its best endeavours to procure that an appropriate offer is extended to all the Grantee (on comparable terms, mutatis mutandis, and assuming that they will become, by the exercise in full of the Options granted to them, as Shareholders). If such offer becoming or being declared unconditional, the Employee Participant (or, as the case may be, his/her legal personal representative(s)) shall, notwithstanding any terms on which his/her Options were granted, be entitled to exercise the Option in full (to the extent not already lapsed or exercised) at any time within 1 month after the date on which the offer becomes or is declared unconditional;

(e)	in the event of a compromise or arrangement between the Company and the Shareholders or its creditors being proposed in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies pursuant to the Companies Law, the Company shall give notice thereof to all the Grantees on the same day as it gives notice of the meeting to the Shareholders or its creditors to consider such a compromise or arrangement and the Options (to the extent not already lapsed or exercised) granted to an Employee Participant shall become exercisable in whole or in part not later than 2 Business Days prior to the date of the general meeting directed to be convened by the court for the purposes of considering such compromise or arrangement (the “Suspension Date”), by giving notice in writing to the Company in accordance with paragraph 7.2, accompanied by a remittance for the full amount of the aggregate Exercise Price for the Shares in respect of which the notice is given whereupon the Company shall as soon as practicable and, in any event, no later than 3:00 p.m. on the Business Day immediately prior to the date of the proposed general meeting, allot and issue the relevant Shares to the Employee Participant credited as fully paid. With effect from the Suspension Date, the rights of all Grantees to exercise their respective Options shall forthwith be suspended. Upon such compromise or arrangement becoming effective, all Options shall, to the extent that they have not been exercised, lapse and determine. The Board shall endeavour to procure that the Shares issued as a result of the exercise of Options under this paragraph 7.3(e) shall for the purposes of such compromise or arrangement form part of the issued share capital of the Company on the effective date thereof and that such Shares shall in all respects be subject to such compromise or arrangement. If for any reason such compromise or arrangement is not approved by the court (whether upon the terms presented to the court or upon any other terms as may be approved by such court), the rights of Employee Participants to exercise their respective Options shall with effect from the date of the making of the order by the court be restored in full but only up to the extent not already exercised and shall thereupon become exercisable (but subject to the other terms of this Scheme) as if such compromise or arrangement had not been proposed by the Company and no claim shall lie against the Company or any of its officers for any loss or damage sustained by any Employee Participant as a result of such proposal, unless any such loss or damage shall have been caused by the act, neglect, fraud or wilful default on the part of the Company or any of its officers;

(f)	in the event a notice is given by the Company to its members to convene a general meeting for the purposes of considering, and if thought fit, approving a resolution to voluntarily wind-up the Company, the Company shall on the same date as or soon after it despatches such notice to each member of the Company give notice thereof to all Grantees and thereupon, each Employee Participant shall be entitled to exercise all or any of his Options (to the extent not already lapsed or exercised) at any time not later than 2 Business Days prior to the proposed general meeting of the Company by giving notice in writing to the Company in accordance with paragraph 7.1, accompanied by a remittance for the full amount of the aggregate Exercise Price of the Shares in respect of which the notice is given whereupon the Company shall as soon as possible and, in any event, no later than the Business Day immediately prior to the date of the proposed general meeting referred to above, allot the relevant Shares to the Employee Participant credited as fully paid.

7.4	The Shares to be allotted upon the exercise of an Option will be subject to all the provisions of the memorandum of association and the Articles and the laws of the Cayman Islands from time to time and shall rank pari passu in all respects with the then existing fully paid Shares in issue on the allotment date or, if that date falls on a day when the register of members of the Company is closed, the first date of the re-opening of the register of members, and accordingly will entitle the holders to participate in all dividends or other distributions paid or made on or after the allotment date or, if that date falls on a day when the register of members of the Company is closed, the first day of the re-opening of the register of members, other than any dividend or other distribution previously declared or recommended or resolved to be paid or made if the record date therefore shall be before the allotment date.

7.5	A Share issued upon the exercise of an Option shall not carry rights until the registration of the Grantee (or any other person) as the holder thereof.

7.6	There is no general requirement for any performance target that has to be achieved before any Option can become vested and exercisable except as otherwise imposed by the Board (or any duly authorized committee or person by the Board) and stated in the offer of grant of an Option.

7.7	The Options may be vested over such period as determined by the Board (or any duly authorized committee or person by the Board) in its absolute discretion. The periods over which the Options will vest shall not be less than 12 months or such other minimum vesting periods prescribed from time to time by any laws, regulations or rules to which this Scheme may be subject, including the Listing Rules or regulations of any stock exchange on which the Shares may be listed and quoted. Furthermore the Shares to be issued and allotted to a Grantee pursuant to the exercise of any Option under this Scheme may or may not, at the discretion of the Board (or any duly authorized committee or person by the Board), be subject to any retention period. An Option granted to an Employee Participant may be subject to a shorter Vesting Period under specific circumstances which include but not limited to those as set out below:

(a)	grants of “make-whole” Options to an Employee Participant (who is a new joiner) to replace the options he forfeited when leaving his previous employer(s). In such case, the Vesting Period may be shorter to reflect the remaining vesting period in respect of the forfeited options;

(b)	grants of “make-whole” Options to an Employee Participant who is an existing key personnel of a newly acquired Subsidiary of the Company to replace the options he forfeited upon the acquisition of the Subsidiary by the Company. In such case, the Vesting Period may be shorter to reflect the remaining vesting period in respect of the forfeited options;

(c)	grants to an Employee Participant whose employment is terminated due to retirement, death, disability, or reasons other than resignation or Cause. In such circumstance(s), the vesting of an Option may accelerate;

(d)	grants of Options with performance-based vesting condition(s), in lieu of time-based vesting criteria;

(e)	grants that are made in batches during a year for administrative and compliance reasons, which may include Options that should have been granted earlier but had to wait for a subsequent batch. In such cases, the vesting periods may be shorter to reflect the time from which an Option would have been granted;

(f)	grants of Options with a mixed or accelerated vesting schedule such as where such Options may vest evenly over a period of 12 months;

(g)	grants of Options with a total Vesting Period and holding period of more than 12 months; or

(h)	grants of Options as the year-end bonus of such Employee Participant.[1]

8.	CLAWBACK MECHANISM – LAPSE OF OPTION

8.1	The Company can clawback an Option by treating it as lapsed automatically and not be exercisable (to the extent not already exercised) on the earliest of –

(a)	the expiry of the Option Period;

(b)	the expiry of any of the periods referred to in paragraphs 7.3(a), (b), (d) or (f);

(c)	subject to paragraph 7.3 (f), the date of the commencement of the winding-up of the Company;

(d)	in the event that the Grantee is an employee of the Group when an Offer is made to him/her and he/she subsequently ceases to be an employee of the Group on any one or more of the grounds that he/she has been guilty of serious misconduct, or has

[1]	The Directors and the Remuneration Committee are of the view that the vesting period (including the circumstances in which a shorter vesting period may apply), as detailed above, enables the Company to offer competitive remuneration and reward packages to Employee Participants, on an ad hoc basis, in such circumstances that would be justified and reasonable, which is also consistent with the Listing Rules and the former practice of the Company and peer companies in the Group’s industry. In particular, Options granted as year-end bonuses to Employee Participants may have a shorter vesting period as, despite year-end bonuses being a reward for satisfactory past performance in nature, providing year-end bonuses in the form of Options as opposed to cash would link the value of the year-end bonuses to the future performance of the Group as well, there by encouraging and incentivizing Employee Participants to continue committing and contributing to the development and expansion of the Group and its business. Accordingly, the above vesting period is considered appropriate and aligns with the purpose of the Scheme. committed an act of bankruptcy or has become insolvent or has made any arrangement or composition with his/her creditors generally, or has been convicted of any criminal offence involving his/her integrity or honesty or (if so determined by the Board) on any other ground on which an employer would be entitled to terminate his/her employment at common law or pursuant to any applicable laws or under the Grantee’s service contract with the Group, the date of cessation of his/her employment with the Group. A resolution of the Board or the board of directors of the relevant member of the Group to the effect that employment of a Grantee has or has not been terminated on one or more of the grounds specified in this paragraph 8.1(d) shall be conclusive and binding on the Grantee;

(e)	the date on which the Board exercises the Company’s right to cancel, revoke or terminate the Option on the ground that the Grantee commits a breach of paragraph 7.1 in respect of that or any other Option;

(f)	where the Grantee is only a substantial shareholder of any member of the Group, the date on which the Grantee ceases to be a substantial shareholder of such member of the Group;

(g)	subject to the compromise or arrangement as referred to in paragraph 7.3(e) becoming effective, the date on which such compromise or arrangement becomes effective; or

(h)	unless otherwise determined by the Board (or any duly authorized committee or person by the Board), the performance target in relation to the exercise of any Option cannot be achieved.

8.2	No compensation shall be payable upon the lapse of any Option, provided that the Board shall be entitled in its discretion to pay such compensation to the Grantee in such manner as it may consider appropriate in any particular case.

9.	MAXIMUM NUMBER OF SHARES AVAILABLE FOR SUBSCRIPTION

Unless further approval has been obtained pursuant to paragraphs 9.4 and subject to paragraphs 9.2, 9.5 and 9.6, the maximum number of Shares in respect of which Options under the Scheme may be granted and yet to be exercised (including options that have been cancelled but excluding those lapsed in accordance with the terms of the respective share schemes) is 14,907,462 Shares, representing 4.2783% of the total Shares in issue (excluding treasury Shares) as at the Amendment Date (the “Scheme Limit”).

9.1	The Shares which may be issued in respect of all options and awards to be granted under this Scheme and any other share schemes of the Company (including options or awards that have been cancelled but excluding those lapsed in accordance with the terms of the respective share schemes) shall not exceed 29,113,683 Shares (representing 10% of the number of Shares in issue (excluding treasury Shares) on the Amendment Date) (the “Scheme Mandate Limit”).

9.2	Subject to the Scheme Limit and the Scheme Mandate Limit, the maximum number of Shares in respect of which Options under the Scheme may be granted to the Service Providers and yet to be exercised (including options or awards have been cancelled but excluding those lapsed in accordance with the terms of the respective share schemes) is 3,483,089 Shares, representing one per cent (1%) of the Shares in issue (excluding treasury Shares) as at the Amendment Date (the “Service Provider Sublimit”).

9.3	Subject to paragraphs 9.1 and 9.2, the Company may seek approval of the Shareholders in general meeting for refreshing the Scheme Limit, the Scheme Mandate Limit and/or the Service Provider Sublimit every three years after the Amendment Date or the shareholder approval date of the last refreshment, as the case may be. However, the Scheme Mandate Limit as refreshed shall not exceed 10% of the total number of Shares in issue (excluding treasury Shares) as at the date of approval of the refreshed scheme mandate. Any refreshment within any three year period must be approved by Shareholders subject to the following or other terms under the applicable listing rules and laws and regulations: (i) any controlling shareholders (as defined in the Listing Rules) and their associates (or if there is no controlling shareholders, Directors (excluding the independent non-executive Directors) and the chief executive of the Company and their respective associates) must abstain from voting in favor of the relevant resolutions at the general meeting; and (ii) the Company must comply with the requirement of independent shareholder approval. A circular containing the information required under the Listing Rules shall be sent to the Shareholders in connection with the meeting at which their approval will be sought.

Thereafter, as at the Offer Date of any proposed grant of Options, the maximum number of Shares in respect of which Options may be granted is the Scheme Limit as refreshed less the aggregate of the following Shares as at that Offer Date:

(a)	the number of Shares which would be issued on the exercise in full of the Options and options under the other schemes granted on or after the date of approval of the refreshed scheme mandate but not cancelled, lapsed or exercised;

(b)	the number of Shares which have been issued and allotted pursuant to the exercise of any Options or options under the other schemes granted on or after the

(c)	the number of Cancelled Shares, the subject of Options or options under the other schemes granted on or after the date of approval of the refreshed scheme mandate.

9.4	The Company may seek separate approval by the Shareholders in general meeting for granting Options beyond the Scheme Limit PROVIDED THAT:

(a)	the Grantee(s) of such Option(s) must be specifically identified by the Company before such approval is sought;

(b)	a circular containing a generic description of the specified Grantees who may be granted such Options, the number and terms of the Options to be granted, the purpose of granting such Options to the Grantees with an explanation as to how the terms of Options serve such purpose and other information required by the Listing Rules shall be sent to the Shareholders;

(c)	the number and terms of such Options are fixed before the general meeting of the Company at which the same are approved; and

(d)	unless provided otherwise in the Listing Rules, the date of the Board meeting at which the Board resolves to grant the proposed Options to that Eligible Participant shall be taken as the Offer Date for the purpose of calculating the Exercise Price.

9.5	The Scheme Limit, Service Provider Sublimit and Scheme Mandate Limit referred to in paragraphs 9.1, 9.2 and 9.3 (or as refreshed in accordance with paragraphs 9.4, as the case may be) shall be adjusted, in such manner as the Auditors or the approved independent financial adviser shall certify to be appropriate, fair and reasonable in the event of any alteration in the capital structure of the Company in accordance with paragraph 10 whether by way of capitalisation issue, rights issue, sub-division or consolidation of shares or reduction of share capital of the Company.

10.	CAPITAL RESTRUCTURING

10.1	In the event of any capitalisation issue, rights issue, sub-division or consolidation of shares or reduction of capital of the Company in accordance with applicable laws and regulatory requirements, such corresponding alterations (if any) shall be made (except on an issue of securities of the Company as consideration in a transaction which shall not be regarded as a circumstance requiring alteration or adjustment) in:

(a)	the number of Shares subject to any outstanding Options; and

(b)	the Exercise Price,

as the Auditors shall certify in writing or the approved independent financial adviser shall confirm in writing (as the case may be) to the Board to be in their opinion fair and reasonable and in compliance with the relevant provisions of the Listing Rules (or any guideline or supplementary guidance as may be issued by the Stock Exchange from time to time) (no such certification or confirmation is required in case of adjustment made on a capitalisation issue), provided that any such alteration shall give a Grantee as near as possible the same proportion of the issued share capital of the Company (rounded to the nearest whole share) as (but in any event shall not be greater than) that to which he/she/it was previously entitled and any such adjustments shall be made on the basis that the aggregate Exercise Price payable by a Grantee on the full exercise of any Option shall remain as nearly as possible the same (but shall not be greater than, except upon any consolidation of the Shares pursuant to this paragraph 10) it was before such event, but no adjustment shall be made to the effect of which would be to enable a Share to be issued at less than its nominal value.

The capacity of the Auditors or the approved independent financial adviser (as the case may be) in this paragraph 10 is that of experts and not of arbitrators and their certification or confirmation shall, in the absence of manifest error, be final, conclusive and binding on the Company and the Grantees. The costs of the Auditors or the approved independent financial adviser (as the case may be) shall be borne by the Company.

Subject to the above principles and certification procedures, and any further or updated guidance or interpretation of the Listing Rules from time to time, the default method of adjustment shall be made in accordance with FAQ13 – No. 1-20 and its appendix (Supplementary Guidance on Main Board Listing Rule 17.03(13) and the Note to the Rule) (the “Supplementary Guidance”) published by the Stock Exchange, which for the ease of reference, has been set out below:

(1)	In the case of a capitalization issue, bonus issue, rights issue or open offer of shares, the Company would calculate the adjusted number of Options and adjusted exercise price by applying the formula prescribed (and as updated from time to time) by the Stock Exchange in section I of the Supplementary Guidance, set out below:

New number of Options = Existing Options x F

New Exercise Price = Existing Exercise Price x 1/F

Where

F =	CUM
TEEP

CUM = Closing price as shown in the Daily Quotation Sheet of the Exchange on the last day of trading before going Ex-Entitlement

TEEP (Theoretical Ex Entitlement Price) =	CUM + M x R
1 + M

M = Entitlement per existing Share

R = Subscription Price

(2)	In the case of a sub-division of shares or reduction of the share capital, the Company would calculate the adjusted number of Options and adjusted exercise price by applying the formula prescribed (as updated from time to time) by the Stock Exchange in section II of the Supplementary Guidance set out below:

New number of Options = Existing Options x F

New Exercise Price = Existing Exercise Price x 1/F

Where F = Subdivision or Consolidation Factor.

Upon any adjustment pursuant to paragraph 10.1, the Company shall notify the Grantees in writing the adjustments that have been made. If there has been any alteration in the capital structure of the Company, and if the Company has not yet informed the Grantees of any necessary adjustments to be made to their Options in accordance with the certificate of the Auditors or the confirmation of the approved independent financial adviser (as the case may be), the Company shall, upon receipt of a notice from a Grantee in accordance with paragraph 7.1, inform the Grantee of such alteration and shall either inform the Grantee of the adjustment to be made in accordance with the aforesaid certificate or confirmation obtained by the Company for such purpose or, if no such certificate or confirmation has yet been obtained, inform the Grantee of such fact and instruct the Auditors or the approved independent financial adviser as soon as practicable thereafter to issue a certificate or provide a written confirmation in that regard in accordance with paragraph 10.1.

11.	SUFFICIENT SHARE CAPITAL

Subject to paragraph 7.2, the Board shall at all times set aside for the purposes of this Scheme, out of the authorised but unissued share capital of the Company, such number of Shares as the Board may from time to time determine to be sufficient to meet subsisting requirements for the exercise of outstanding Options.

12.	DISPUTES

Any dispute arising in connection with this Scheme (whether as to the number of Shares subject to an Option, the amount of the Exercise Price or otherwise) shall be referred to the Auditors or the approved independent financial advisor to the Company who shall act as experts and not as arbitrators and whose decision shall, in the absence of manifest error, be final, conclusive and binding on all persons who may be affected thereby. The costs of the Auditors or the approved independent financial advisor to the Company shall be borne equally by the Company and the relevant Grantee.

13.	ALTERATION OF THIS SCHEME

13.1	Subject to paragraph 13.2 below, and the compliance with the Listing Rules, save for any alternations to this Scheme which are of a material natural of any alterations to the provisions relating to the matters set out in Rule 17.03 of the Listing Rule to the advantage of the Eligible Participants must be approved by the Shareholders in general meeting, the Board may amend any of the provisions of the Scheme (including without limitation to amendments in order to comply with changes in legal or regulatory requirements and amendments in order to waive any restrictions, imposed by the provisions of this Scheme, which are not found in Chapter 17 of the Listing Rules) at any time.

13.2	Subject to compliance with the Listing Rules, any change to the terms of the Options granted to a Grantee must be approved by the Board, the Remuneration Committee, the independent non-executive Directors and/or the shareholders of the Company, as the case may be, if the initial grant of the Options was approved by the Board, the Remuneration Committee, the independent non-executive Directors and/or the shareholders of the Company, correspondingly. This requirement does not apply to the alterations take effect automatically under the existing terms of this Scheme. The amended terms of this Scheme must still comply with the applicable provisions of the Listing Rules.

13.3	Notwithstanding anything to the contrary contained in paragraphs 13.1, 13.2, 13.3 and 13.4, the Board may at any time alter or modify the Scheme in any way to the extent necessary to cause the Scheme to comply with any statutory provisions or the regulations of any regulatory or other relevant authority. Any amendment to any terms of the Scheme or the options granted shall comply with the relevant requirements of Chapter 17 of the Listing Rules.

14.	TERMINATION

14.1	The Company by resolution in general meeting or the Board may at any time resolve to terminate the operation of this Scheme and in such event no further Offers shall be made but the provisions of this Scheme shall remain in force to the extent necessary to give effect to the exercise of any Option granted prior to the termination or otherwise as may be required in accordance with the provisions of this Scheme and Options granted prior to such termination shall continue to be valid and exercisable in accordance with this Scheme.

15.	CLAWBACK MECHANISM – CANCELLATION OF OPTIONS

15.1	Any cancellation of Options granted but not exercised may be effected on such terms as may be agreed with the relevant Grantee, as the Board may in its absolute discretion sees fit and in a manner that complies with all applicable legal requirements for such cancellation. Where the Company cancels Options and issues new ones to the same Grantee, the issue of such new Options may only be made under this Scheme with available unissued Options (excluding the cancelled Options) and in compliance with the terms of this Scheme, in particular within the limit approved by the Shareholders and, subject to the maximum number of Shares available for subscription referred to in paragraphs 9.1, 9.2, 9.3 and 9.4.

15.2	The Board shall be entitled for the following causes to clawback any Option by cancelling the same in whole or in part by giving notice in writing to the Grantee stating that such Option is thereby cancelled with effect from the date specified in such notice (the “Cancellation Date”):–

(a)	the Grantee commits or permits or attempts to commit or permit a breach of the restriction on transferability of Option or any terms or conditions attached to the grant of the Option;

(b)	the Grantee makes a written request to the Board for the Option to be cancelled; or

(c)	if the Grantee has, in the opinion of the Board, conducted himself in any manner whatsoever to the detriment of or prejudicial to the interests of the Company or its Subsidiary.

15.3	The Option shall be deemed to have been cancelled with effect from the Cancellation Date in respect of any part of the Option which has not been exercised as of the Cancellation Date. No compensation shall be payable upon any such cancellation, provided that the Board shall be entitled in its discretion to pay such compensation to the Grantee in such manner as it may consider appropriate in any particular case.

15.4	Cancelled Options will be regarded as utilized for the purpose of calculating the Scheme Mandate Limit and the Service Provider Sublimit. Where the Company cancels Options and issues new ones to the same Grantee, the issue of such new Options may only be made under a scheme with available unissued Options within the limit as mentioned in paragraph 9.

16.	DISCLOSURE IN ANNUAL AND INTERIM REPORTS

The Board shall procure that details of this Scheme and other schemes of the Group including such details as required under the Listing Rules are disclosed in the annual reports and interim reports of the Company in compliance with the Listing Rules in force from time to time.

17.	GENERAL

17.1	The Company shall bear the costs of establishing and administering this Scheme (including the costs of the Auditors or the approved independent financial advisor, as the case may be, in relation to the preparation of any certificate or the provision of any other services in relation to this Scheme).

17.2	A Grantee shall be entitled to inspect copies of all notices and other documents sent by the Company to Shareholders at the same time or within a reasonable time of any such notices or documents being sent, which shall be made available to him, during normal office hours at the Company’s principal place of business in Hong Kong.

17.3	Any notices, documents or other communication between the Company and a Grantee shall be in writing and may be given by sending the same by prepaid post or by personal delivery to, in the case of the Company, its principal place of business in Hong Kong and, in the case of the Grantee, his address in Hong Kong as notified to the Company from time to time.

17.4	Any notice or other communication served:

(a)	by the Company shall be deemed to have been served 48 hours after the same was put in the post or if delivered by hand, when delivered; and

(b)	by the Grantee shall not be deemed to have been received until the same shall have been received by the Company.

17.5	All allotments and issues of Shares pursuant to this Scheme shall be subject to any necessary consents under the relevant laws, enactments or regulations for the time being to which the Company is subject. A Grantee shall be responsible for obtaining any governmental or other official consent that may be required by any country or jurisdiction for, or in connection with the grant or exercise of an Option. The Company shall not be responsible for any failure by a Grantee to obtain any such consent or for any tax or other liability to which a Grantee may become subject as a result of his participation in this Scheme.

17.6	This Scheme shall not confer on any person any legal or equitable rights (other than those constituting the Options themselves) against the Company directly or indirectly or give rise to any cause of action at law or in equity against the Company.

17.7	This Scheme shall not form part of any contract of employment between the Group and any Eligible Participant who is an employee of the Group and the rights and obligations of any Eligible Participant under the terms of his office or employment shall not be affected by his participation in it and this Scheme shall afford such an Eligible Participant no additional rights to compensation or damages in consequence of the termination of such office or employment for any reason.

17.8	The Company shall maintain all necessary books of account and records relating to the Scheme.

17.9	This Scheme shall in all respects be administered by the Board which (a) shall administer the Scheme in accordance with the provisions hereof and all applicable requirements of the Listing Rules and (b) may make such rules not being inconsistent with the terms and conditions hereof and the Listing Rules for the conduct of the Scheme and the determination and terms of each entitlement under an Option as the Board thinks fit.

17.10	A Grantee who is a member of the Board may, subject to and in accordance with the Articles, notwithstanding his interest, vote on any Board resolution concerning the Scheme (other than in respect of his own participation therein) and may retain any benefit under the Scheme. The Options do not carry any right to vote in the general meetings of the Company, or any right to dividend, or transfer rights or any other rights whether or not arising on the liquidation of the Company.

18.	GOVERNING LAW

This Scheme and all Options granted hereunder are governed by and shall be construed in accordance with the laws of Hong Kong.